Exhibit 10.1

July 27, 2007

Thane Kreiner
c/o Affymetrix, Inc.
3420 Central Expressway
Santa Clara, CA 95051

Dear Thane:

This letter agreement (the “Agreement”) sets forth our mutual agreement with respect to your separation from employment with Affymetrix, Inc. (the “Company”).

1.        Separation Date.  Effective July 27, 2007 (the “Separation Date”), your employment with the Company (including any position you hold with any of the Company’s subsidiaries) has terminated.

2.        Separation Benefits.  Subject to your signing and letting become effective the release set forth in Section 3 below and continued compliance with the covenants set forth in the Confidentiality Agreement (as defined below) and Section 4 of this Agreement, you will receive the following:

(a)                 An amount equal to (i) $362,308, representing the salary you would have received through October 20, 2008, plus (ii) $117,000, representing a portion of your annual target bonus, each of which shall be paid in six equal installments over the six-month period following the Separation Date.  The first payment shall be made within ten days following the execution this Agreement.

(b)                 To the extent you elect health coverage pursuant to COBRA, Company reimbursement of your COBRA premiums through the earlier of (i) October 20, 2008 or (ii) the date on which you become eligible for group coverage with another employer.

(c)                 Accelerated vesting of your stock options and restricted stock to the extent they would have vested if you had remained employed through October 20, 2008.  Your vested stock options shall remain exercisable until the earlier of (i) January 20, 2009 (ii) the maximum term set forth in the applicable stock option or restricted stock agreements or (iii) termination of all stock options and or restricted stock in accordance with the terms of the applicable stock plans; provided that you understand that any stock options with an exercise period longer than three months following the Separation Date shall not be considered “incentive stock options”.

(d)                 The Company will pay for up to 12 months of a job placement service in an aggregate amount not to exceed $20,000.

(e)                 The Company will pay for reasonable legal counsel fees incurred by you in connection with the execution of this Agreement.  You will provide the Company with reasonable evidence of such fees in the form of a summary bill prior to receiving reimbursement.  The amount reimbursed by the Company pursuant to this clause (e) will not exceed $50,000.

Notwithstanding anything in this Agreement to the contrary, to the extent that the Company determines in good faith that any payment provided for in this Agreement constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code, then such payment shall not be paid prior to the earlier of: (i) the date that is six months following the Separation Date or (ii) your death.

3.        Release.

(a)                 You acknowledge that the following releases shall extend to unknown, as well as known claims, and hereby waive the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(b)                 You agree to and do fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which you have or may have against the Company, its subsidiaries, affiliates, predecessors and successors and all its directors, officers, employees, stockholders and other investors by reason of any event, matter, cause or thing which has occurred prior to the date hereof (“Executive Claims”).  You understand and accept that this release specifically covers, but is not limited to, any and all Executive Claims relating in any way to compensation, to any previous agreements between you and the Company related to your employment, or to any other terms, conditions or circumstances of your employment with the Company or the termination thereof, whether for severance or based on statutory or common law claims for employment discrimination (including discrimination on the basis of sex, age, religion or disability, including specifically any claims under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, or the Americans with Disabilities Act of 1990), wrongful discharge, breach of contract or any other theory, whether legal or equitable.  Notwithstanding the foregoing, you do not waive any rights to which you may be entitled to seek to enforce this Agreement, or to seek indemnification with respect to liability incurred by you as an employee, officer or director of the Company in accordance with the Company’s bylaws and any indemnification agreement between you and the Company (the “Indemnification Agreement”).

(c)                 Acknowledgement of Waiver of Claims Under ADEA.  You acknowledge that you are waiving and releasing any rights you may have under the ADEA and that this waiver and release is knowing and voluntary.  You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Separation Date.  You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing that:

(i)              You should consult with an attorney prior to executing this Agreement.

(ii)              You have up to 21 days within which to consider this Agreement.

(iii)              You have seven days following your execution of this Agreement to revoke the release set forth in this Section, in which case the Company shall have no obligations to you under this Agreement.

4.        Restrictive Covenants.

(a)                 Confidentiality Agreement.  Your obligations under your existing Confidentiality and Invention Agreement with the Company (the “Confidentiality Agreement”) remain in effect after the effective date of this Agreement.

(b)                 Non-Solicitation.  Without limiting the foregoing, you agree that through the date that is 12 months following the Separation Date: (i) you will not directly or indirectly solicit any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates; and (ii) you will not directly or indirectly solicit customers or suppliers of the Company based on confidential information of the Company or solicit any such person to terminate his, her or its relationships with the Company.

(c)                 No Disparagement.  During and after your employment with the Company, you agree that you shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation, except as may be required by law or by any regulatory authority.  The Company agrees that neither it nor its officers and directors shall make any negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to you or your reputation.

(d)                 Employment.  As specific consideration for a portion of the severance payments and benefits provided under Section 2 of this Agreement, you agree not to work for either Agilent or Illumina (or their affiliates or successors) for a period of 12 months after the Separation Date.  In the event of your breach of this clause (d), the Company shall have the right to cease any payments and benefits being provided to you pursuant to Section 1 of this Agreement.

(e)                 Remedies.  You and the Company acknowledge and agree that the Parties’ remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Parties, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

5.        Entire Agreement; Amendment.  Except as expressly set forth herein, and except for your stock option agreements (as amended hereby), the Confidentiality Agreement and the Indemnification Agreement, this Agreement shall supersede any and all existing agreements between you and the Company or any of its affiliates relating to the terms of your employment and contains the entire understanding of the parties with respect to your employment and the termination thereof.  This Agreement may not be altered, modified or amended except by a written agreement signed by both parties hereto.

6.        No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

7.        Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.        Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  This Agreement shall not be assignable by you and shall be assignable by the Company only to an affiliate or successor thereof, which affiliate or successor shall assume all of the Company’s obligations to you hereunder.

9.        Acknowledgement.  You acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will.

10.      Withholding.  You agree that any payments to which you may be entitled pursuant to this Agreement are subject to withholding by the Company of any applicable federal, state or local taxes; provided that you understand that you remain ultimately responsible for any tax consequences hereunder.

11.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard for the conflicts of law principles thereof.

12.      Arbitration.

(a)                  Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding and confidential arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(b)                 The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules.  The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)           The Company and you shall each pay one-half of the costs and expenses of the arbitration, and each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise required or allowed by law and awarded by the arbitrator.

13.                   Notices. Except as otherwise explicitly provided in this Agreement, any notice provided hereunder will be deemed to be given when delivered in writing by hand, by facsimile or sent by overnight courier.  All notices to the Company will be marked confidential and addressed to the Company’s General Counsel.  All notices to you will be addressed to your most recent address as reflected on the Company’s payroll and sent to such other address as you may provide from time to time by notice to the Company, or any other persons or addresses as you may request from time to time by notice to the Company.

14.                   Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please acknowledge your acceptance of the foregoing by signing where indicated below.

AFFYMETRIX, INC.

By:	/s/ Barbara A. Caulfield
Name: Barbara A. Caulfield
Title: EVP and General Counsel

Accepted and Agreed:

/s/ Thane Kreiner
Thane Kreiner

July 27, 2007
Date